Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-263277
Prospectus Supplement No. 5
(To Prospectus dated March 15, 2022)
SOFI TECHNOLOGIES, INC.
501,910,240 SHARES OF COMMON STOCK
3,234,000 SHARES OF SERIES 1 PREFERRED STOCK
12,170,990 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
12,170,990 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus dated March 15, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-263277). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
SoFi Technologies, Inc.’s common stock is quoted on the Nasdaq Global Select Market under the symbol “SOFI”. On July 13, 2022, the closing price of our common stock was $5.95.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 15 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 13, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 12, 2022
SoFi Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39606 (Commission File Number)	98-1547291 (I.R.S. Employer Identification No.)

	234 1st Street San Francisco, California	94105
	(Address of principal executive offices)	(Zip Code)
(855) 456-7634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SOFI	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07    Submission of Matters to a Vote of Security Holders
On July 12, 2022, SoFi Technologies, Inc. (the “Company”) held its 2022 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the stockholders voted on the following proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on May 23, 2022.
1.To elect ten nominees currently serving as members of the Company’s Board of Directors (“Board”) to serve on the Board for a one-year term expiring at the 2023 annual meeting of stockholders.
2.To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
3.To ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
4.To amend and restate the 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. (the “2021 Plan”) to provide an increase in the number of shares currently available under the 2021 Plan and to further amend the evergreen provision beginning as of January 1, 2023.
5.To approve an Amendment to the Company’s Certificate of Incorporation to give the Board discretionary authority to effect a reverse stock split.
Holders of shares of common stock, par value $0.0001 per share, and redeemable preferred stock, par value $0.0000025 per share, as of the close of business on May 16, 2022 were each entitled to one vote per share and voted together as a single class on each of the proposals. The number of votes cast with respect to each matter voted upon are set forth below.
1.Election of Directors

Nominee	For	Withheld	Broker Non-Votes
Anthony Noto	412,614,081	6,428,870	230,134,925
Tom Hutton	389,032,812	30,010,139	230,134,925
Steven Freiberg	410,033,658	9,009,293	230,134,925
Ahmed Al-Hammadi	409,454,929	9,588,022	230,134,925
Ruzwana Bashir	409,928,438	9,114,513	230,134,925
Michael Bingle	365,550,731	53,492,220	230,134,925
Richard Costolo	366,510,229	52,532,722	230,134,925
Clara Liang	367,375,634	51,667,317	230,134,925
Harvey Schwartz	410,813,309	8,229,642	230,134,925
Magdalena Yeşil	388,335,388	30,707,563	230,134,925
Based on the votes set forth above, each director nominee was duly elected to serve until the Company’s annual meeting of stockholders in 2023 and until the election and qualification of his or her successor, or until his or her earlier death, resignation, or removal.
2. Advisory Vote on the Frequency of Stockholder Advisory Votes on Executive Compensation

One Year	Two Years	Three Years	Abstain	Broker Non-Votes
407,528,398	4,859,176	2,696,243	3,959,134	230,134,925
Based on the votes set forth above, the stockholders approved, on an advisory basis, a one year frequency of future stockholder advisory votes on the Company’s executive compensation.

3. Ratification of the Appointment of Deloitte & Touche LLP

For	Against	Abstain
637,727,168	5,966,014	5,484,694
Based on the votes set forth above, the stockholders ratified the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
4. Amendment and Restatement of the 2021 Plan

For	Against	Abstain	Broker Non-Votes
243,894,921	171,652,880	3,495,150	230,134,925
Based on the votes set forth above, the stockholders approved the stockholder proposal regarding the amendment and restatement of the 2021 Plan to provide an increase in the number of shares currently available under the 2021 Plan and to further amend the evergreen provision beginning as of January 1, 2023.
5. Approval of an Amendment to the Company's Certificate of Incorporation to Grant the Board the Discretionary Authority to Effect a Reverse Stock Split

For	Against	Abstain
575,154,159	69,984,215	4,039,502
Based on the votes set forth above, the stockholders approved an amendment to the Company’s Certificate of Incorporation to give the Board discretionary authority to effect a reverse stock split.
No other matters were submitted for stockholder action at the Annual Meeting.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SoFi Technologies, Inc.

Date: July 13, 2022	By:	/s/ Christopher Lapointe
	Name:	Christopher Lapointe
	Title:	Chief Financial Officer